                                                                  EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendement No. 1 to the Registration Statement No. 33-56825 of Carlisle Plastics, Inc. and subsidiaries on Form S-4 of the report of Deloitte & Touche dated February 9, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109) appearing in the Annual Report on Form 10-K of Carlisle Plastics, Inc. and subsidiaries for the year ended December 31, 1993, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Phoenix, Arizona

January 27, 1995